SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2002

Commission File Number 0-16986

ACCLAIM ENTERTAINMENT, INC.
(Exact name of the registrant as specified in its charter)

Delaware	38-2698904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Acclaim Plaza, Glen Cove, New York	11542
(Address of principal executive offices)	(Zip Code)

(516) 656-5000
(Registrant’s telephone number)

ITEM 5. OTHER EVENTS

Acclaim Entertainment, Inc. (the “Company”) today announced that it has closed its Salt Lake City development studio as part of its plan to consolidate all of its domestic internal product development into its primary development studio located in Austin, Texas. The Company believes that by operating all of its domestic internal development at one centralized location it will derive several immediate and direct benefits including: (1) management efficiencies from streamlining the studio development process involved in operating multiple locations; (2) providing better utilization of the Company’s intellectual properties; (3) providing a larger more diverse talent pool in one location for the development of its projects; and (4) reducing the overall costs associated with product development.

At the time of the closure, the Salt Lake City studio was developing two titles, Legends of Wrestling III and an unannounced title. Legends of Wrestling III and certain members of its development team are being relocated to the Austin facility, while the other title has been discontinued.

The closure of the Salt Lake City facility affects approximately 79 employees. On a global basis, the Company has lowered its overall headcount to approximately 600 employees from 708 employees as of August 31, 2002, representing a 15% reduction in staff. The Company is continuing to review further worldwide cost-saving initiatives, as well as limiting and eliminating non-essential marketing expenses, as it continues to implement its fiscal year 2003 business plan, as adopted by its Board of Directors.

The closure of the Salt Lake City development studio and the relocation of certain studio assets will result in a restructuring charge of approximately $4.5 million to be recorded in the second quarter of the Company’s fiscal year 2003. The restructuring charge includes accruals to record employee severance expenses, the write-off of certain fixed assets and leasehold improvements and the studio lease commitment, which does not include sub-lease rental income. In addition, the Company will also record, during the second quarter of fiscal year 2003, a charge of $1.5 million related to the elimination of the discontinued title previously under development at the Salt Lake City studio, which was not expected to achieve the Company’s financial return parameters.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCLAIM ENTERTAINMENT, INC.

By:	/s/ Gerard F. Agoglia
Name: Gerard F. Agoglia Title: Executive Vice President and Chief Financial Officer

Date: December 6, 2002

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